                                                       Exhibit 99.1
                                   News
                               Release

                                                 Vectren Corporation
                                                    P.O. Box 209
                                                    Evansville, IN 47702-0209

Investor Contact                            Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

May 6, 2010

Vectren Corporation Reports First Quarter 2010 Results
Guidance Affirmed

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated net income for its 2010 first quarter of $63.2 million, or $0.78 per share, compared to net income of $72.8 million, or $0.90 per share, in 2009.

Summary Results

•	Utility earnings were $55.4 million, or $0.68 per share, in the first quarter of 2010, compared to $56.2 million, or $0.70 per share, in 2009.
•	Nonutility earnings were $7.8 million, or $0.10 per share in the first quarter of 2010, compared to $16.5 million, or $0.20 per share, in 2009.
•	Guidance affirmed, given stronger expected utility results, offsetting lower expected results from ProLiance.

“We are generally pleased with first quarter results and particularly encouraged that margins from our large volume customers have shown improvement over each of the last two quarters,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.

“Performance from our nonutility businesses was somewhat lower than expected due primarily to extremely unfavorable weather in the Mid-Atlantic and Northeast limiting Miller Pipeline’s construction activities and diminished optimization opportunities for ProLiance,” Ellerbrook said.

2010 Earnings Guidance Affirmed

Consistent with previously communicated earnings expectations, the company expects 2010 consolidated results to be within a range of $1.60 to $1.80 per share.  Within this overall range, the projected earnings from the Utility Group are now expected to be within a range of $1.30 to $1.40 per share (revised from $1.23 to $1.33 per share) and projected earnings from the Nonutility Group are now expected to be within a range of $0.30 to $0.40 per share (revised from $0.37 to $0.47 per share).

The above consolidated earnings expectations continue to contemplate some recessionary impacts, including lower demand for electricity, natural gas, and coal compared to historical trends.  These expectations contemplate additional coal sales, including production from the Oaktown mine as the near-term market improves and continued lower optimization opportunities in the natural gas market.  Further, these earnings expectations are based on normal weather for the remainder of the year in the company’s electric service territory and reflect that weather impacts in the gas territories are largely mitigated as a result of rate design and/or weather mechanisms in place in Indiana and Ohio.  Changes in these events or other circumstances could materially impact earnings and result in earnings for 2010 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Utility Group Discussion

In 2010, the Utility Group’s earnings were $55.4 million compared to $56.2 million in 2009, a decrease of $0.8 million.  Growth in large customer margin and some benefit from the cold January and February 2010 weather, primarily in the company’s electric operations, favorably impacted utility results.  These margin increases were partially offset by anticipated first quarter impacts from rate design changes in the Ohio natural gas service territory as we moved to a fixed charge rate design, increased depreciation and interest expense associated with rate base growth and the long-term financing associated with those investments, and a higher effective tax rate than in the prior year.

The rate design approved by the Ohio Commission on January 7, 2009 allowed for the phased movement toward a straight fixed variable rate design which places substantially all of the fixed cost recovery in the customer service charge.  This rate design mitigates most weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanism in place in the Indiana natural gas service territories and the mechanism that was in place in Ohio prior to this rate order.  Starting in February 2010, nearly 90 percent of the combined residential and commercial base rate margins began being recovered through the customer service charge.  As a result, some margin previously recognized during the peak delivery winter months is more ratably recognized throughout the year.

Gas Utility Margin
For the quarter ended March 31, 2010, gas utility margins were $170.3 million, a decrease of $2.5 million compared to the prior year quarter.  Following is a reconciliation of the decrease:

2009 Gas Utility Margin	$172.8

Ohio Weather	0.2
Impact of Ohio territory straight fixed variable rate design	(2.5)
Large customer	1.0
Operating costs directly recovered in margin	0.4
All other, mostly lower miscellaneous revenues due to lower gas costs	(1.6)
Total decrease in Gas Utility Margin	(2.5)
2010 Gas Utility Margin	$170.3

Electric Utility Margin
Retail Margin
Electric retail utility margins were $79.5 million for the quarter ended March 31, 2010, an increase of $7.2 million compared to the prior year quarter.  Following is a reconciliation of the increase:

2009 Retail Electric Margin	$72.3

Weather	1.4
Return on pollution control and other investments	1.6
Recovery of tracked MISO and pollution control operating costs	1.2
Large customer	3.2
All other	(0.2)
Total increase in Retail Electric Margin	7.2
2010 Retail Electric Margin	$79.5

Margin from Wholesale Activities
For the quarter ended March 31, 2010, wholesale margins were $7.4 million, an increase of $1.7 million, compared to 2009.

The company earns a return on electric transmission projects constructed by the company in its service territory that meet the criteria of Midwest Independent System Operator’s (MISO) transmission expansion plans.  Margin associated with these projects and other transmission system operations increased $1.8 million, to $4.8 million during the first quarter of 2010.

During 2010, margin from off-system sales retained by the company was generally flat compared to the prior year.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August, and results reflect the impact of that sharing.

Other Operating

For the three months ended March 31, 2010, other operating expenses were $81.6 million compared to $79.3 million in the prior year.  Substantially all of the $2.3 million increase results from costs directly recovered in margin.  All other operating expenses were generally flat.

Depreciation & Amortization

Depreciation expense was $46.5 million for the quarter, an increase of $2.6 million compared to 2009 and is reflective of over $300 million in utility expenditures placed into service over the last twelve months.  Plant additions include a landfill gas generating facility, a dry fly ash collection and disposal system, and various transmission-related projects.

Taxes Other Than Income Taxes

Taxes other than income taxes were $22.3 million for the quarter, a decrease of ($0.5) million compared to the prior year quarter.  The decrease is primarily attributable to lower utility receipts, excise, and usage taxes that are directly offset in margin.

Other Income-Net

Other income-net reflects income of $2.2 million for the quarter, an increase of $0.7 million compared to the prior year quarter.  The increase is primarily attributable to an increase in market values associated with investments related to certain benefit plans.

Interest Expense

Interest expense was $20.3 million for the quarter, an increase of $1.6 million compared to the prior year quarter.  The increase reflects the impact of long-term financing transactions completed in 2009.  The long-term financing transactions include a second quarter issuance by Utility Holdings of $100 million in unsecured eleven year notes with an interest rate of 6.28 percent and a third quarter completion by SIGECO of a $22.3 million debt issuance of 31 year tax exempt first mortgage bonds with an interest rate of 5.4 percent.

Income Taxes

In 2010, federal and state income taxes were $33.7 million for the quarter, an increase of $1.9 million compared to the prior year.  The increase is primarily due to a lower effective rate in 2009 due to tax adjustments recorded in 2009.

During the quarter, the company recorded a $2.3 million increase to its deferred tax liabilities associated with a change in the federal tax treatment of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 signed by the President as of the end of March 2010.  Like tax law changes in the past, it is expected that the impact of this change will be reflected in customer rates at some point in the future.  As a result, the company recorded a regulatory asset related to this matter in its financial statements at March 31, 2010.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by company are net of allocated corporate expenses.

The Nonutility Group’s 2009 first quarter earnings were $7.8 million compared to $16.5 million in 2009.  The decrease is due primarily to lower earnings from the primary nonutility operations.  The company’s primary nonutility operations contributed $10.8 million in the first quarter of 2010, compared to $17.7 million in the first quarter of 2008.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

Of the ($6.9) million decrease in primary nonutility group earnings, ($5.2) million is attributable to Energy Marketing and Services and ($2.8) million is attributable to Energy Infrastructure Services.  The decrease in Energy Marketing and Services’ earnings is attributable to anticipated lower retail gas marketing earnings and lower earnings from ProLiance.  The decrease in Energy Infrastructure earnings primarily reflects the impacts of unfavorable January and February weather conditions on pipeline construction activities in Miller Pipeline’s service territory.  Coal mining earnings were $3.9 million compared to $2.8 million in 2009.

Other nonutility businesses, which include legacy real estate and other investments, operated at a loss of ($3.0) million in 2010 compared to a loss of ($1.2) million in 2009.  The lower results in 2010 were driven primarily by a reduction in the value of a note receivable recorded in 2002 related to a previously exited business.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results from Energy Marketing and Services for the quarter ended March 31, 2010, were earnings of $10.2 million compared to $15.4 million in 2009.

Through the first quarter of 2010, ProLiance’s earnings contribution was $3.9 million compared to $6.8 million in 2009.  The ($2.9) million decrease in 2010 compared to 2009 reflects reduced margins associated with optimizing its transportation and storage portfolio, due primarily to a reduction of firm transportation spread values between the production areas and Midwest market area.  The regional basis spread reduction impacting firm transportation values is due to a number of factors, some of which may continue into the future.  Those factors include shifting gas flows associated with the completion of new shale gas production and related infrastructure and the continuation of reduced industrial demand.  ProLiance’s storage capacity is 46 BCF at March 31, 2010.

Vectren Source, the company’s retail gas marketer, earned approximately $6.3 million in the first quarter of 2010, compared to $8.6 million in 2009, a decrease of approximately ($2.3) million.  First quarter results were lower than the prior year, as expected, due to margins on variable priced contracts in the first quarter of 2009.  Over the course of the prior year quarter, revenues on variable priced sales contracts fell more slowly than gas costs.  The smaller margin per unit earned during the first quarter of 2010 was offset by additional volume driven by a higher customer count.  Vectren Source’s customer count at March 31, 2010 was approximately 195,000 customers, compared to 171,000 customers at March 31, 2009.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining earnings were approximately $3.9 million in the first quarter of 2010, an increase of $1.1 million compared to 2009.  The increase is primarily due to lower operating costs associated with the ongoing Prosperity Mine reconfiguration started in 2009 and a small increase in tons sold.  The company has seen some improvement to the current demand and supply imbalance for Illinois Basin coal during the first quarter of 2010 due to the cold weather and some non-weather related improvement in demand for electricity; however, coal inventories remain elevated at customer locations.  Vectren Fuels continues to align its production closely with short-term customer needs.

The first of two new underground mines located near Vincennes, Indiana is operational.  The second mine is currently expected to open in 2012.  However, Vectren Fuels may continue to adjust this timing as it evaluates the impacts of current market conditions.  Reserves at the two mines are estimated at about 105 million tons of recoverable coal at 11,200 BTU (British thermal units) and less than 6-pounds of sulfur dioxide.  The reserves at these new mines bring total coal reserves to approximately 140 million tons at March 31, 2010.  Once in production, the two new mines are capable of producing about 5 million tons of coal per year.

Energy Infrastructure Services

Energy Infrastructure Services provides underground utility infrastructure construction and repair services through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group (ESG).  Energy Infrastructure Services operated at a seasonal loss of ($3.3) million during the quarter ended March 31, 2010, compared to a loss of ($0.5) million in 2009.

Miller’s 2010 year to date loss was ($3.0) million compared to a loss of ($0.6) million in 2009.  The lower earnings are due primarily to unfavorable weather conditions negatively impacting construction activities in the Mid-Atlantic and Northeast throughout much of the first quarter of 2010.  Construction activity for the remainder of 2010 is expected to be strong and it is expected that the early earnings shortfall will be overcome by the end of the year.  As utilities across the country continue to replace their aging natural gas and waste water infrastructure and needs for shale gas infrastructure become more prevalent, Miller is positioned for future growth.

ESG results were near break even and generally flat year over year. At March 31, 2010, ESG’s backlog was $91 million compared to $70 million at December 31, 2009.  The increased backlog reflects substantial work in the near term and ESG is on track to meet expectations.   The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 continues to create favorable conditions for ESG’s growth and resulting earnings.

Use of Non-GAAP Measures

In this press release and related information attached, per share earnings contributions of the Utility Group, Nonutility Group, and Corporate and Other are presented.  Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s basic average shares outstanding during the period.  The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to the groups, but rather represent a direct equity interest in Vectren Corporation's assets and liabilities as a whole.  These non-GAAP measures are used by management to evaluate the performance of individual businesses.  Accordingly management believes these measures are useful to investors in understanding each business’ contribution to consolidated earnings per share and in analyzing consolidated period to period changes.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and the financial results calculated in accordance with GAAP.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on May 7, 2010
Vectren’s financial analyst call will be at 2:00 p.m. (EST), May 7, 2010, at which time management will discuss financial results and 2010 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237and present the conference call ID# 70984697.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the recent  recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves .  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2009 annual report on Form 10-K filed on February 26, 2010.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.